INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. ANNOUNCES THIRD QUARTER 2019 RESULTS

Indianapolis, IN - November 12, 2019 - Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA) (“IEA” or the “Company”), a leading infrastructure construction company with specialized energy and heavy civil expertise, today announced its financial results for the third quarter ended September 30, 2019.

Third Quarter Highlights

•	Awarded $350 million of new contracts, including projects across all segments

•	Backlog of $2.6 billion at September 30, 2019

•	Revenue increased 51% year-over-year to $422.0 million

•	Net income increased 120% year-over-year to $12.6 million

•	Gross margin of 12.5%, compared to 9.7% in the third quarter of 2018.

•	Adjusted EBITDA increased 2.1% to $38.7 million compared to pro forma Adjusted EBITDA in the third quarter of 2018

•	Adjusted EBITDA margin of 9.2%, compared to pro forma Adjusted EBITDA margin of 8.5% in the third quarter of 2018

•
Successfully completed a $50 million capital raise of Series B Preferred Stock and warrants to purchase common stock, using the proceeds to reduce borrowings under the credit facility and improve liquidity

•	Raising full-year 2019 revenue guidance range to $1.3 billion to $1.4 billion

•	Reiterate full-year 2019 Adjusted EBITDA guidance of $90 to $110 million

Subsequent Events

•
Entered into an additional Equity Commitment Agreement for the sale of 80,000 shares of Series B-3 Preferred Stock and 3,568,750 warrants to purchase common stock for an aggregate purchase price of $80 million, with further commitment to issue up to $30 million of additional preferred stock and warrants as necessary to achieve targeted reductions in senior debt after using excess cash and proceeds from a rights offering.

•
Entered into a Rights Offering Agreement, pursuant to which the Company will distribute to current common stockholders transferable rights to purchase up to $15 million of Series B-3 Preferred Stock and warrants to purchase common stock

•	Entered into an Exchange Agreement to exchange 50% of the Company’s outstanding Series A Preferred Stock for Series B-3 Preferred Stock and warrants to purchase common stock

•	The Company intends to use the proceeds from the above transactions to repay outstanding indebtedness

•	Initial $80 million transaction reduces pro forma leverage and triggers step-downs in rates on term loan and existing Series B Preferred Stock

Management Commentary

JP Roehm, Chief Executive Officer of the Company, commented, “We are very pleased with our financial and operational performance for the third quarter and are encouraged by the significant contract awards that we continue to secure across all of our business units, particularly the multiple new wind energy project awards that our renewable energy group has won in the last six months. These significant projects are indicative of an enduring shift to clean energy across North America that we believe will drive demand for our services for many years to come.

“Furthermore, our recently announced equity financing transactions will reduce our outstanding debt and significantly improve our liquidity, putting us on solid footing to execute our business plan going forward. We appreciate the support of Ares and Oaktree, as well as our public equity investors and our lenders.

“Our pipeline and backlog remain healthy across all of our businesses, giving us confidence that we will continue to drive revenue growth through the final months of 2019 and providing us strong visibility into 2020 and beyond with expectations for continued solid momentum,” concluded Mr. Roehm.

Third Quarter Results

Revenue for the third quarter of 2019 totaled $422.0 million, up $142.7 million, or 51%, from the third quarter of 2018. The increase was primarily due to the inclusion of $159.7 million from our acquired businesses, partially offset by a $20.0 million year-over-year decline in our Renewables operations due to certain project timelines being delayed. On a comparable basis, taking into account the 2018 acquisitions of Consolidated Construction Solutions (“CCS”) and William Charles Construction Group (“William Charles”), revenue for the third quarter was down from pro forma revenue of $446.6 million in the third quarter of 2018. During the current year quarter, revenue from our Renewables and our Specialty Civil segments represented 57.5% and 42.5% of total revenue, respectively.

Cost of revenue totaled $369.2 million, an increase of $116.9 million, compared to the same period in 2018. The increase was primarily due to $136.8 million of costs related to the 2018 acquisitions, partially offset by a decrease in costs related to our Renewables operations of $22.5 million due to the timing of projects year-over-year.

Gross profit totaled $52.9 million for the quarter, compared to gross profit of $27.0 million in the third quarter of 2018. As a percentage of revenue, gross profit increased to 12.5%, as compared to 9.7% in the prior-year period. The Company's gross profit margin increased primarily due to higher margins on our Specialty Civil segment coupled with margin increases related to self-performing electric work on renewable projects.

Selling, general and administrative expenses were $31.3 million for the third quarter, an increase of 85% year-over-year. SG&A expenses as a percentage of revenues were 7.4% in the third quarter, compared to 6.1% in the third quarter of 2018. Both the dollar and percentage increase in SG&A expenses were primarily driven by our larger operating platform due in part to the 2018 acquisitions, and were partially offset by a decrease in merger and acquisition costs.

The effective tax rates for the period ended September 30, 2019 and 2018 were (4.6%) and 13.2%, respectively. The lower effective tax rate in the third quarter of 2019 is primarily attributable to interest accrued for the Series B Preferred Stock, which is not deductible for federal and state income taxes.

Net income for the quarter was $12.6 million, or $0.24 per diluted share compared to net income of $5.7 million, or $0.23 per share in the third quarter of 2018.

Adjusted EBITDA was $38.7 million for the quarter, as compared to pro forma adjusted EBITDA of $37.9 million in the third quarter of 2018. As a percentage of revenue, Adjusted EBITDA increased to 9.2%, as compared to 8.5% in the prior-year period. This increase was primarily the result of the higher gross margins as explained above. For a reconciliation of net income to Adjusted EBITDA, please see the tables following the results of operations.

Cash provided by operations during the third quarter totaled $5.3 million, compared to $3.4 million in the third quarter of 2018. The slight increase in cash from operations was primarily driven by the higher net income and the impact of the timing of receipts from customers and payments to vendors.

Balance Sheet

As of September 30, 2019, the Company had $43.2 million of cash and cash equivalents and total debt of $385.6 million, which consisted of $277.7 million outstanding under its credit facility, $104.1 million of Series B Preferred Stock and $3.8 million of commercial equipment loans. At the end of the third quarter, the Company had $29.0 million of availability under the credit facility.

Backlog

Backlog as of September 30, 2019 totaled $2.6 billion, consistent with backlog at the end of the second quarter of 2019.

We define “backlog” as the amount of revenue we expect to realize from the uncompleted portions of existing construction contracts, including new contracts under which work has not begun and awarded contracts for which the definitive project documentation is being prepared, as well as the impact of change orders and renewal options.

Outlook

Given that we were able to begin work on several projects in the fourth quarter of 2019 that we had forecasted for 2020 starts, we are increasing our revenue estimate for 2019. We now anticipate full year 2019 revenues to be in the range of $1.3 billion to $1.4 billion. The increase in our 2019 forecasted revenue does not include a meaningful margin contribution as this new work is early in the project cycle, therefore our guidance for full year Adjusted EBITDA remains unchanged and is expected to be in the range of $90 million to $110 million. For a reconciliation of Adjusted EBITDA and discussion of further adjustments for cost savings and synergies, please see the appendix to this release.

Conference Call

IEA will hold a conference call to discuss its third quarter 2019 results today, November 12, 2019 at 11:00 a.m. Eastern Time. To join the conference call, please dial (877) 407-0784 (domestic) or (201) 689-8560 (international) and ask for Infrastructure & Energy Alternatives’ Third Quarter 2019 Conference Call. To listen via the Internet, please visit the investor section of the Company’s website at https://ir.iea.net/ at least 15 minutes prior to the start of the call to download and install any necessary audio software. The conference call webcast will also be archived on the Company’s website for 30 days or by dialing 844-512-2921 and providing the PIN code: 13695764.

About IEA

Infrastructure and Energy Alternatives, Inc. (IEA) is a leading infrastructure construction company with specialized energy and heavy civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country. IEA’s service offering spans the entire construction process. The Company offers a full spectrum of delivery models including full engineering, procurement, and construction, turnkey, design-build, balance of plant, and subcontracting services. IEA is one of three Tier 1 wind energy contractors in the United States and has completed more than 200 wind and solar projects across North America. In the heavy civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

Additional Information

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any proposed transaction, and shall not constitute an offer to sell or a solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or an applicable exemption.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “seek,” “target,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact included in this press release, regarding expectations for the use of offering proceeds, future financial performance, business strategies, expectations for our business, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. These forward-looking statements are based on information available as of the date of this release and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct. Forward-looking statements should not be relied upon as representing our views as of any subsequent date. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•
our ability to consummate the transactions related to the Third Equity Commitment Agreement, the Rights Agreement, and the Exchange Agreement (each as defined on Form 10-Q for the period ending September 30, 2019);

•	availability of commercially reasonable and accessible sources of liquidity and bonding;

•	our ability to generate cash flow and liquidity to fund operations;

•	the timing and extent of fluctuations in geographic, weather and operational factors affecting our customers, projects and the industries in which we operate;

•	our ability to identify acquisition candidates, integrate acquired businesses and realize upon the expected benefits of the acquisition of CCS and William Charles;

•	consumer demand;

•	our ability to grow and manage growth profitably;

•	the possibility that we may be adversely affected by economic, business, and/or competitive factors;

•	market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers;

•
our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects;

•
the effect on demand for our services and changes in the amount of capital expenditures by customers due to, among other things, economic conditions, commodity price fluctuations, the availability and cost of financing, and customer consolidation;

•	the ability of customers to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice;

•	customer disputes related to the performance of services;

•	disputes with, or failures of, subcontractors to deliver agreed-upon supplies or services in a timely fashion;

•	our ability to replace non-recurring projects with new projects;

•	the impact of U.S. federal, local, state, foreign or tax legislation and other regulations affecting the renewable energy industry and related projects and expenditures;

•	the effect of state and federal regulatory initiatives, including costs of compliance with existing and future safety and environmental requirements;

•	fluctuations in maintenance, materials, labor and other costs;

•	our beliefs regarding the state of the renewable wind energy market generally; and

•	the “Risk Factors” described in our Annual Report on Form 10-K for the year ended December 31, 2018, and in our quarterly reports, other public filings and press releases.

We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact

Andrew Layman	Financial Profiles, Inc.
Chief Financial Officer	Larry Clark, Senior Vice President
Andrew.Layman@iea.net	lclark@finprofiles.com
765-828-2580	310-622-8223

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statement of Operations
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue	$422,022	$279,279	$940,793	$503,487
Cost of revenue	369,152	252,271	849,728	462,765
Gross profit	52,870	27,008	91,065	40,722

Selling, general and administrative expenses	31,313	16,964	84,945	43,122
Income (loss) from operations	21,557	10,044	6,120	(2,400)

Other income (expense), net:
Interest expense, net	(13,959)	(1,579)	(35,822)	(3,960)
Other income (expense)	4,455	(1,859)	22,557	(1,848)
Income (loss) before benefit for income taxes	12,053	6,606	(7,145)	(8,208)

Benefit (provision) for income taxes	556	(870)	3,073	1,467

Net income (loss)	$12,609	$5,736	$(4,072)	$(6,741)

Net income (loss) per common share - basic	0.37	0.24	(1.44)	(0.36)
Net income (loss) per common share - diluted	0.24	0.23	(1.44)	(0.36)
Weighted average shares - basic	20,446,811	21,577,650	20,425,801	21,577,650
Weighted average shares - diluted	35,419,432	25,100,088	20,425,801	21,577,650

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Balance Sheets
($ in thousands, except per share data)
(Unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	43,174	71,311
Accounts receivable, net	244,465	225,366
Costs and estimated earnings in excess of billings on uncompleted contracts	109,540	47,121
Prepaid expenses and other current assets	18,533	12,864
Total current assets	415,712	356,662

Property, plant and equipment, net	151,784	176,178
Goodwill	37,373	40,257
Intangibles	40,626	50,874
Company-owned life insurance	3,935	3,854
Other assets	550	188
Deferred income taxes	15,847	11,215
Total assets	$665,827	$639,228

Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable	126,484	158,075
Accrued liabilities	131,170	94,059
Billings in excess of costs and estimated earnings on uncompleted contracts	71,814	62,234
Current portion of capital lease obligations	24,640	17,615
Current portion of long-term debt	31,119	32,580
Total current liabilities	385,227	364,563

Capital lease obligations, net of current maturities	49,268	45,912
Long-term debt, less current portion	226,606	295,727
Debt - Series B Preferred Stock	76,766	—
Series B Preferred Stock - warrant obligations	4,223	—
Deferred compensation	8,077	6,157
Contingent consideration	—	23,082
Total liabilities	$750,167	$735,441

Commitments and contingencies:

Series A Preferred Stock, par value, $0.0001 per share; 1,000,000 shares authorized; 34,965 shares and 34,965 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	34,965	34,965

Stockholders' equity (deficit):
Common stock, par value, $0.0001 per share; 100,000,000 shares authorized; 20,460,533 and 22,155,271 shares issued and 20,446,811 and 22,155,271 outstanding at September 30, 2019 and December 31, 2018, respectively	2	2
Treasury stock, 13,722 shares at cost	(76)	—
Additional paid in capital	18,018	4,751
Retained earnings (deficit)	(137,249)	(135,931)
Total stockholders' equity (deficit)	(119,305)	(131,178)
Total liabilities and stockholders' equity (deficit)	$665,827	$639,228

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(4,072)	$(6,741)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	36,373	6,591
Contingent consideration fair value adjustment	(23,082)	—
Amortization of debt discounts and issuance costs	3,765	357
Share-based compensation expense	2,812	500
(Gain) loss on sale of equipment	743	28
Deferred compensation	1,494	313
Paid-in-kind interest	4,135	—
Deferred income taxes	(3,073)	(577)
Change in operating assets and liabilities:
Accounts receivable	(19,108)	(72,895)
Costs and estimated earnings in excess of billings on uncompleted contracts	(62,419)	(46,030)
Prepaid expenses and other assets	(5,938)	(1,489)
Accounts payable and accrued liabilities	3,317	131,682
Billings in excess of costs and estimated earnings on uncompleted contracts	9,580	19,896
Net cash provided by (used in) operating activities	(55,473)	31,635

Cash flow from investing activities:
Company-owned life insurance	(81)	(156)
Purchases of property, plant and equipment	(5,599)	(2,445)
Proceeds from sale of property, plant and equipment	7,266	40
Acquisition of business, net of cash acquired	—	(106,579)
Net cash provided by (used in) investing activities	1,586	(109,140)

Cash flows from financing activities:
Proceeds from long-term debt	50,400	381,272
Payments on long-term debt	(121,215)	(139,501)
Payments on line of credit - short term	—	(38,447)
Extinguishment of debt	—	(51,762)
Debt financing fees	(14,738)	(12,675)
Payments on capital lease obligations	(15,953)	(4,284)
Sale-leaseback transaction	24,343	—
Preferred dividends	—	(548)
Proceeds from issuance of stock - Series B Preferred Stock	100,000	—
Proceeds from stock-based awards, net	159	—
Merger recapitalization transaction	2,754	(25,816)
Net cash provided by (used in) financing activities	25,750	108,239

Net change in cash and cash equivalents	(28,137)	30,734

Cash and cash equivalents, beginning of the period	71,311	4,877

Cash and cash equivalents, end of the period	$43,174	$35,611

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization, interest expense, provision (benefit) for income taxes, restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not consider certain requirements, such as capital expenditures and depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The following table outlines the reconciliation from net income (loss) to Adjusted EBITDA for the periods indicated:

	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss)	$12,609	$5,736	$(4,072)	$(6,741)
Interest expense, net	13,959	1,579	35,822	3,960
Provision (benefit) for income taxes	(556)	870	(3,073)	(1,467)
Depreciation and amortization	12,572	2,614	36,373	6,591
EBITDA	38,584	10,799	65,050	2,343

Diversification SG&A (1)	—	911	—	2,896
Credit support fees (2)	—	—	—	231
Consulting fees & expenses (3)	—	72	—	433
Non-cash stock compensation expense (4)	1,052	500	2,813	500
Transaction costs (5)	—	149	—	8,521
Merger and acquisition costs (6)	—	6,914	—	7,602
Acquisition integration costs (7)	2,130	—	8,728	—
Loss on extinguishment of debt (8)	—	1,835	—	1,835
Settlement of customer project dispute (9)	—	—	—	8,500
Contingent consideration fair value adjustment (10)	(4,247)	—	(23,082)	—
Project settlement legal fees (11)	1,186	—	1,186	—
Adjusted EBITDA	$38,705	$21,180	$54,695	$32,861
Pro forma adjustment for 2018 acquisitions	—	16,736	—	33,953
Adjusted Pro forma EBITDA	$38,705	$37,916	$54,695	$66,814

Revenue	$422,022	$279,279	$940,793	$503,487
Pro forma adjustment for 2018 acquisitions	—	167,278	—	445,056
Adjusted Pro forma revenue	$422,022	$446,557	$940,793	$948,543

Adjusted EBITDA margin	9.2%	7.6%	5.8%	6.5%
Adjusted Pro forma EBITDA margin	—%	8.5%	—%	7.0%

(1)
Diversification selling, general and administrative reflects the costs, including recruiting, compensation and benefits for additional personnel, associated with IEA beginning to expand into electrical transmission work and corresponding services, which were historically subcontracted to third parties. These costs currently did not have corresponding revenue in fiscal year 2018.

(2)	Credit support fees reflect payments to Oaktree for its guarantee of certain borrowings.

(3)	Consulting fees and expenses represents consulting and professional fees and expenses in connection with the merger with MIII Acquisition Corp.

(4)	Non-cash stock compensation expenses.

(5)
Transaction costs include legal, consulting, filing and other costs associated with the acquisition of IEA Energy Services by MIII Acquisition Corp. and the subsequent public listing of IEA securities on the NASDAQ stock exchange.

(6)
Merger and acquisition costs include legal, consulting, travel, personnel and other costs associated with our original Merger to become a public company in the first quarter of 2018 or acquisition activity related to our two acquisitions completed in the third and fourth quarter of 2018.

(7)	Acquisition integration costs include legal, consulting, personnel and other costs associated with integration activity.

(8)	Expense of previously deferred financing fees in connection with refinancing the Company's credit facility in September 2018.

(9)
Settlement of customer project dispute-related to a dispute regarding the costs to be incurred to complete a project and the loss of revenue related to unbilled change orders. The three and nine months ended September 30, 2018, regarding the costs to finish the project were $0 and $5.6 million respectively. The loss of revenue related to unbilled changed orders for the three and nine months ended September 30, 2018, was $0 and $2.9 million, respectively. The add back reflects the associated negative impact to gross margin. While IEA believed it had a strong legal position to support the charges, management determined that it was in the best interests of the Company to settle the dispute, retain the important customer relationship and secure the award of an additional Wind energy project with the customer, which will be built in 2018.

(10)
Reflects a $4.3 million and $23.1 million adjustment to the fair value of its contingent consideration incurred in connection with the Merger for the three and nine months ended September 30, 2019. The contingent consideration fair value adjustment is a mark-to-market adjustment based on the decline of approximately an 80% reduction in the Company's stock price from December 31, 2018 to June 30, 2019, coupled with the Company not anticipating reaching EBITDA requirements outlined in the original Merger Agreement.

(11)	Project settlement legal fees reflect fees incurred by the Company seeking additional recovery of settlements related to extreme weather-related events that occurred on projects at the end of 2018.

The following table outlines the reconciliation from estimated net income (loss) to estimated Adjusted EBITDA for December 31, 2019:

	For the year ended
(in thousands)	December 31, 2019
	Low	High
Net income (loss)	$2,000	$9,100
Interest expense, net	50,000	52,000
Depreciation and amortization	47,500	49,500
Provision (benefit) for income taxes	(2,000)	(1,000)
EBITDA	97,500	109,600
Non-cash stock compensation expense (1)	4,000	4,400
Acquisition integration costs (2)	10,400	12,100
Contingent consideration fair value adjustment (3)	(23,100)	(17,500)
Project settlement legal fees (4)	1,200	1,400
Adjusted EBITDA	$90,000	$110,000

(1)	Non-cash stock compensation expenses.

(2)	Acquisition Integration costs include legal, consulting, personnel and other costs associated with integration activity.

(3)	Reflects an adjustment to the fair value of its contingent consideration incurred in connection with the Merger.

(4)	Project settlement legal fees reflect fees incurred by the Company seeking additional recovery of settlements related to extreme weather-related events that occurred on projects at the end of 2018.